Exhibit 10(m)

CONFIDENTIAL

Contract No.

DELIVERY AND REDELIVERY SERVICES CONTRACT

BETWEEN

ENGAGE ENERGY US, LP.

("ENGAGE")

- and -

THE PEOPLES GAS LIGHT and COKE COMPANY

("PGLC")

DATE

July 1,2000

Schedule "A"

Schedule "B"

Schedule "C"

CONFIDENTIAL

DELIVERY AND REDELIVERY SERVICES CONTRACT

CONTENTS

ARTICLE I	INTERPRETATION

ARTICLE II	GENERAL TERMS & CONDITIONS

ARTICLE III	TERM OF CONTRACT

ARTICLE IV	DELIVERY AND REDELIVERY

ARTICLE V	FORCE MAJEURE

ARTICLE VI	CHARGES AND RATES

ARTICLE VII	DELIVERY AND REDELIVERY PRESSURES

ARTICLE VIII	MEASUREMENT AND QUALITY

ARTICLE IX	NOMI NATIONS

ARTICLE X	REPRESENTATIONS AND WARRANTIES

ARTICLE XI	MISCELLANEOUS PROVISIONS

CONFIDENTIAL

THIS DELIVERY AND REDELIVERY SERVICES CONTRACT dated as of the 1st day of July 2000,

BETWEEN:

ENGAGE ENERGY US, LP. a limited partnership in good standing under the State of Delaware;

(hereinafter referred to as "ENGAGE")

and

THE PEOPLES GAS LIGHT and COKE COMPANY, a corporation organized and existing under the laws of the State of Illinois;

(hereinafter referred to as "PGLC")

Each of ENGAGE or PGLC may be referred to as "Party" or collectively as "Parties".

WHEREAS, ENGAGE provides certain bundled gas delivery and redelivery services;

AND WHEREAS, PGLC desires that ENGAGE provide the said delivery and redelivery services as defined herein;

AND WHEREAS this Contract, once executed, will supersede all previous contracts and/or correspondence between the Parties hereto related to this Delivery and Redelivery Service.

NOW THEREFORE, this Contract witnesses that, in consideration of the mutual covenants and agreements herein contained, and the exchange of One Dollar ($1.00) between the Parties hereto, the payment and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I - INTERPRETATION

1.01 Definitions: Capitalized terms and certain other terms used in this Contract and not specifically defined shall have the meaning set forth in Schedules "A", "B" and "C" hereto unless the context hereof otherwise clearly requires.

1.02 Divisions, Headings and Index: The division of this Contract into articles, sections and subsections, and the insertion of headings and any table of contents or index provided are for convenience of reference only, and shall not affect the construction or interpretation hereof.

1.03 Industry Usage: Words, phrases or expressions which are not defined herein and which, in the usage or custom of the business of the transportation, storage, and distribution or sale of natural gas have an accepted meaning shall have that meaning .

1.04 Extended Meaning: Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders. The words "herein", "hereunder" and words of similar import refer to the entirety of this Contract, including the Schedules incorporated into this Contract, and not only to the section in which such use occurs.

1.05 Conflict: In the event of any conflict between the provisions of this Contract and those of Schedules "A", "B" and "C" attached to and incorporated into it, the provisions of this Contract shall prevail.

1.06 Currency: All reference to dollars in this Contract shall mean United States dollars.

ARTICLE II - GENERAL TERMS & CONDITIONS

2.01 The General Terms & Conditions contained in Schedule "B" hereto are hereby incorporated into, and form an integral part of, this Contract.

ARTICLE III - TERM OF CONTRACT

3.01 This Contract shall be effective as of the date of execution hereof, however, the service obligations, terms and conditions hereunder shall commence on July 1, 2000, (the "Commencement Date"), and shall continue in full force and effect through March 31, 2001 (the "Termination Date"), which period shall be the "Term".

3.02 Without limiting the generality of the foregoing, this Contract may be terminated in accordance with Section XI of the General Terms & Conditions or extended in accordance with Article V of this Contract.

ARTICLE IV - DELIVERY AND REDELIVERY

4.01 PGLC shall have the right to deliver gas to ENGAGE on a firm basis, in accordance with the daily delivery parameters set forth below, during the period beginning on the Commencement Date, through and including March 31, 2001 (referred to as the "Delivery Period"). The amount of gas equal to the difference between the quantity delivered to ENGAGE by PGLC, less the quantity redelivered to PGLC by ENGAGE, at any point during the Term of this Contract shall be the "PGLC Balance". The PGLC Balance during each Delivery Period shall not exceed a total volume of 1 Bcf ("Maximum Balance"). PGLC shall deliver to ENGAGE on a firm basis during the Delivery Period of each year during the Term, a daily volume of gas nominated by PGLC (the "Delivery Quantity") equal to the lesser of:

(a) up to 10,000 MMBtu per day; or

(b) the difference between the Maximum Balance and PGLC Balance.

4.02 All gas delivered by PGLC pursuant to this Contract shall be delivered to ENGAGE at the interconnect as set out in Schedule "C" attached hereto, hereinafter referred to as "Point of Delivery".

4.03 ENGAGE agrees to redeliver to PGLC on a firm basis during the period beginning on the Commencement Date, through and including March 31, 2001 (referred to herein as the "Redelivery Period"). ENGAGE shall redeliver to PGLC on a firm basis, during the Redelivery Period of each year during the Term, a daily volume of gas nominated by PGLC (the "Redelivery Quantity") equal to the lesser of:

(a) up to 20,000 MMBtu; or

(b) the PGLC Balance.

4 04 All gas redelivered by ENGAGE pursuant to the terms of this Contract shall be, as provided in PGLC's nomination, delivered at the interconnect as set out in Schedule "C" attached hereto, hereinafter referred to as the "Point of Redelivery".

4.05 ENGAGE shall have the right to commingle gas delivered or redelivered hereunder with other gas owned by ENGAGE.

4 06 The PGLC Balance, subject to Article 4.07, is to be zero at the Termination Date. n the event PGLC fails to obtain a zero balance on the Termination Date, that does not result from the actions or inactions of ENGAGE, then

PGLC is responsible for all reasonable net charges incurred by ENGAGE as a result of ENGAGE holding PGLC's Balance beyond the Termination Date.

4.07 In the event that any gas remains in the PGLC Balance at the end of a Redelivery Period, or at the Termination Date, unless the Parties can reach a mutually acceptable agreement within 15 days thereafter, in lieu of redelivery of the remaining volumes, PGLC shall forfeit such volumes to ENGAGE.

4.08 Deliveries and redeliveries hereunder will be deemed to have equivalent heating values.

4.09 PGLC shall not schedule deliveries and redeliveries for the same day.

ARTICLE V - FORCE MAJEURE

5.01 An event of force majeure, as defined in Schedule "B" attached hereto, will excuse a delay in the redelivery of the gas hereunder, but subject to Article 4.07, it will not eliminate ENGAGE's obligation to redeliver the volumes specified. Any time delays caused by force majeure shall be added, day for day, to the Term hereof.

ARTICLE VI - CHARGES AND RATES

6.01 The applicable rates for services rendered, as negotiated between ENGAGE and PGLC, and which PGLC agrees to pay, are set forth in Schedule "A".

6.02 No payment shall be subject to adjustment unless the Party requesting the same does so by notice given within two years after such payment was originally due, or after receipt of the original invoice for that payment (if later).

6.03 Subject to the terms of this Contract. ENGAGE shall pay all taxes imposed with respect to the Gas redelivered to PGLC hereunder after delivery at the Points of Delivery and prior to redelivery at the Points of Redelivery and PGLC shall pay all taxes imposed upon PGLC with respect to such Gas prior to and at the Point of Delivery, and at and after redelivery thereof to PGLC at the Points of Redelivery. If any gas redelivered from ENGAGE to PGLC pursuant to this Contract shall be subject to sales, use, or gross receipts tax, such tax shall be borne by PGLC.

PGLC shall provide to ENGAGE, upon request by ENGAGE, documentation of PGLC's exemption from any tax that may otherwise apply to Gas redelivered under this Contract.

ARTICLE VII - DELIVERY AND REDELIVERY PRESSURES

7.01 Deliveries of gas to ENGAGE for the account of PGLC, at the Point of Delivery, shall be made at a pressure sufficient to effect deliveries to the downstream transporter and meet any other operational standards imposed by the downstream transporter.

7.02 Redeliveries of gas by ENGAGE for the account of PGLC hereunder at the Points of Redelivery shall be made at a pressure sufficient to effect deliveries to the downstream transporter.

ARTICLE VIII - MEASUREMENT AND QUALITY

8.01 The quality of the gas and the measurement of the gas to be delivered hereunder is to be in accordance with the quality standards and measurement standards of the upstream transporter.

8.02 ENGAGE shall cause PGLC to secure measurement of the total volume and gross heating value of the gas to be delivered hereunder from the upstream transporter(s).

8.03 In the event of an error in metering or a meter failure, (such error or failure being determined through check measurement by ENGAGE or any other available method), then ENGAGE shall ask PGLC or PGLC's agent to invoke its rights as customer under its contracts with the upstream transporter(s). PGLC shall exercise due diligence in the enforcement of any inspection and/or verification rights and procedures which PGLC or PGLC's agent may have in relation to the meters owned and operated by the upstream transporter(s) at the Point of Delivery.

ARTICLE IX - NOMINATIONS

9.01 Nominations for deliveries or redeliveries of gas to be made by PGLC or received by PGLC must be made in writing before 9:30 a.m. in the Eastern Time Zone on the day before a delivery or redelivery is to occur, except that each such nomination must be made earlier if necessary under the nomination procedures of any upstream or downstream transporter for such gas. PGLC and ENGAGE shall use reasonable efforts to accept volumes greater than the Delivery Quantity and the Redelivery Quantity if requested.

9.02 A nomination for a daily volume of gas on any day shall remain in effect and apply to subsequent days unless and until ENGAGE receives a new nomination from PGLC or unless ENGAGE gives PGLC written notice that it is not acceptable in accordance with Article 9.01.

ARTICLE X - REPRESENTATIONS AND WARRANTIES

10.01 Warranty: Each Party warrants that it will, if required, maintain, or have maintained on its behalf, such certificates, permits, licenses and authorizations from regulatory bodies or other governmental agencies as are necessary to enable such Party, or others designated by it, to deliver to and accept redelivery the Points of Delivery and redeliver to and accept redelivery at the Points of Redelivery, the quantities of gas to be delivered and redelivered under this Contract.

10.02 Financial Representations: Both Parties represent and warrant that the financial assurances and representations provided to each other at the commencement of this Contract (if any) shall remain in place throughout the Term hereof, and/or should either Party, acting reasonably, solely determine that the other Party's financial condition warrants such, the requested Party shall within fourteen (14) days of receipt of such notice by the requesting Party, obtain and provide to the requesting Party a letter of credit or other security in the form reasonably required by the requesting Party (the "Security"). In the event that the requested Party does not provide to the requesting Party such Security, the requesting Party may deem a default under the Default and Termination provisions of the General Terms & Conditions attached hereto as Schedule "B".

ARTICLE Xl - MlSCELLANEOUS PROVISIONS

11.01 Assignment: Either Party may assign this Contract to an affiliate, who has at least the same level of creditworthiness and operational capability as the assigning Party, without prior consent of the other Party. Parties may not assign this Contract to a non-affiliated company, unless such assignment is to a person or entity who succeeds to all or substantially all of that Party's obligations and rights under this Contract, without the prior written consent of the other Party, not to be unreasonably withheld. Each Party shall notify be other Party of any such succession.

11.02 Notices: Subject to the express provisions of this Contract, all communications provided for or permitted hereunder shall be in writing, personally delivered to an officer or other responsible employee of the addressee or sent by registered mail, charges prepaid, or by telecopy or other means of recorded telecommunication, charges prepaid, to the applicable address set forth below or to such other address as either Party hereto may from time to time designate to the other in such manner, provided that no communication shall be sent by mail pending any threatened, or during any actual, postal strike or other disruption of the postal service. Any personal communication delivered shall be deemed to have been validly and effectively received on the date of such delivery. Any communication so sent by telecopy or other means of telecommunication shall be deemed to have been validly and effectively received on the business day following the day on which it is sent. Any communication so sent by mail shall be deemed to have been validly and effectively received on the third business day following the day on which it is post marked.

Communications to the Parties hereto shall be directed as follows:
IF TO PGLC:	The Peoples Gas Light and Coke Company
Attention: Mr. Raulie de Lara
130 East Randolph Drive
22nd Floor
Chicago, Illinois 60601

Nominations:	Attention: Mr. Jerry Slechta
Telephone: (312) 240-4362
Fax: (312)240-4211

Other.	Attention: Mr. Dave Wear
Telephone: (312) 240-4554
Fax: (312) 240-4211

IF TO ENGAGE:	Engage Energy US, L.P.
3000 Town Center, Suite 2800
Southfield, Michigan 48075

Nominations:	Attention: Ms. Cheryl McNicol
Telephone: (248) 304-3254
Fax: (248) 304-8769

Other	Attention: Mr. James Kozlowski
Telephone (708) 236-1797
Fax: (708) 236-1798

Each Party may from time to time change its address for the purpose of this Section by giving notice of such change to the other Party in accordance with this Section.

11.03 Law of Contract: The Parties agree that this Contract shall be construed exclusively in accordance with the laws of the State of Michigan.

11.04 Possession of Gas: ENGAGE accepts no responsibility for any gas prior to such gas being delivered to ENGAGE at the Point of Delivery or after its redelivery by ENGAGE at the Point of Redelivery. PGLC accepts no responsibility for any gas prior to such gas being received from ENGAGE at the Point of Redelivery and after such gas is delivered to ENGAGE at the Point of Delivery. As between the Parties hereto, ENGAGE shall be deemed to be in control and possession of and responsible for all such gas from the time that such gas is delivered to ENGAGE by PGLC at the Point of Delivery until such equivalent volumes are redelivered to PGLC by ENGAGE at the Point of Redelivery.

11.05 Title to Gas: Each Party represents and warrants to the other that each has good and marketable title to all gas delivered hereunder, free and clear of any lien, mortgage, security interest or other encumbrance whatsoever against such gas and each Party hereby agrees to transfer complete title and interest to the gas at the Point of Delivery or Redelivery as the case may be. Each Party further agrees to indemnify and save the other harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of claims of any or all third parties to such gas on account of royalties, taxes, license fees, or other charges thereon.

11.06 Entire Contract: This Contract constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof. This Contract supersedes any prior or contemporaneous agreements, understandings, negotiations or discussions, whether oral or written, of the Parties in respect of the subject matter hereof.

11.07 Time of Essence: Time shall be of the essence hereof.

11.08 Counterparts: This Contract may be executed in any number of counterparts, each of which when so executed shall be deemed to be an originally executed copy, and it shall not be necessary in making proof of this Contract to produce all of such counterparts.

11.09 Amendments and Waivers: No amendment or waiver of any provision of this Contract nor consent to any departure by either Party hereto shall in any event be effective unless the same shall be in writing and signed by each of PGLC and ENGAGE and then such waiver or consent shall be effective only in the specific instance and for the specified purpose for which it was given. No failure on the part of PGLC or ENGAGE to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy under this Contract shall operate as a waiver thereof.

11.10 Severability: If any provision hereof is invalid or unenforceable in any jurisdiction, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intention of the Parties as nearly as possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any provision in any other jurisdiction.

11.11 Non-Performance: In the event ENGAGE fails to redeliver the quantities of Gas as agreed herein for any reason other than force majeure, ENGAGE shall reimburse PGLC within 15 days of receipt of an invoice and supporting detail from PGLC, for the difference, if any, between the cost which PGLC would have incurred (based on this Contract including cost of gas, and related transport and delivery/redelivery fees) for the deficient portion of the redelivery quantity as nominated under this Contract, and the price, for the same quantity of Gas which PGLC or its agents may acquire in replacement thereof. PGLC shall use its reasonable efforts to obtain such replacement Gas at the lowest price reasonably possible.

In addition, ENGAGE shall reimburse PGLC for incremental costs and expenses incurred by PGLC related to the underdelivery or to the replacement of Gas as a result of ENGAGE's failure to redeliver as agreed, including PGLC's transportation demand charges incurred without corresponding benefit to PGLC, pipeline overrun charges and penalties. ENGAGE's payment of replacement and incremental costs and expenses as set forth above shall constitute PGLC's sole and exclusive remedy for ENGAGE's failure to redeliver and ENGAGE shall not be liable to PGLC for redelivery of any volumes for which such replacement costs were paid, nor for any other costs, charges, expenses, losses or damages of any kind whether direct or indirect, consequential or incidental arising from or as a result of ENGAGE's failure to redeliver.

11.12 Confidentiality. ENGAGE and PGLC each agrees that the terms and conditions of this Contract shall remain confidential, except for any required disclosure to a regulatory body, governmental entity or agency having jurisdiction. In case of such disclosure, the disclosing Party shall attempt to obtain an appropriate protective order or enter into an appropriate protective agreement. Notwithstanding the foregoing, either Party may disclose relevant details of this Contract to its duly authorized agent, provided such disclosure is necessary to perform its obligations under the Contract. In such event, the disclosing Party will require appropriate non-disclosure commitments from the entities receiving confidential information.

THIS CONTRACT SHALL BE BINDING UPON and shall enure to the benefit of the Parties hereto and their respective successors and permitted and lawful assigns.

IN WITNESS WHEREOF this Contract has been properly executed by the Parties hereto by their duly authorized officers as of the date first above written.

THE PEOPLES GAS LIGHT AND COKE COMPANY	ENGAGE ENERGY US., L.P.

By: /s/ William E. Morrow	By: /s/ Todd Karry
William E. Morrow	Name: Todd Karry
Executive Vice President	Title: Vice President

Schedule "A" Pricing Provision

Schedule "B" General Terms & Conditions

Schedule "C" Delivery and Redelivery Points

Contract No.

SCHEDULE "A"

ENGAGE ENERGY US, L.P.

and

THE PEOPLES GAS LIGHT AND COKE COMPANY

PRICING PROVISION

DELIVERY AND REDELIVERY STORAGE SERVICES

  PGLC agrees to pay ENGAGE for all volumes delivered and redelivered pursuant to the terms of this Contract according to the following:

  a) A Fixed Demand Charge of $760,000 to be paid in equal monthly installments of $84,444.44.

  b) After a total of 1 Bcf has been redelivered to PGLC by ENGAGE, then subject to Maximum Balance and daily delivery/redelivery restrictions, PGLC may deliver gas to ENGAGE in one month for redelivery in a different month ("Inter Month Cycled Volume"). The charge payable for such Inter-Month Cycled Volumes shall be $.04 U.S. per MMBtu for all volumes delivered by PGLC and redelivered by ENGAGE.

  c) After a total of 1 Bcf has been redelivered to PGLC by ENGAGE, then subject to Maximum Balance and daily delivery/redelivery restrictions, PGLC may deliver gas to ENGAGE in one month for redelivery within the same month ("Intra Month Cycled Volume"). The charge payable for such lntra-Month Cycled Volumes shall be $0.02 U.S. per MMBtu for all volumes delivered by PGLC and redelivered by ENGAGE.

  The foregoing prices are also subject to the provisions of Article 6.03.

CONFIDENTIAL

Dated: July 1, 2000

SCHEDULE "B"

GENERAL TERMS & CONDITIONS

I. DEFINITIONS

Except where the context expressly requires or states another meaning, the following terms, whether capitalized or in lower case, when used in these General Terms and Conditions and in any contract into which these General Terms and Conditions are incorporated, shall be construed to have the following meanings:

  "British Thermal Unit" and "BTU" shall mean the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit at 60 degrees Fahrenheit;

  "Business day" shall mean any day except a Saturday, a Sunday, or a day observed as a holiday by either Party or both Parties;

  "Commencement date" shall have the meaning ascribed to it in Article III of the Contract;

  "contract year" shall mean a period of three hundred and sixty-five (365) consecutive days, beginning on the day agreed upon by ENGAGE and PGLC as set forth in the Contract, or on any anniversary of such date; provided, however, that any such period which contains a date of February 29 shall consist of three hundred arid sixty-six (366) consecutive days;

  "PGLC", wherever it appears herein, shall also include PGLC's Agent(s);

  "PGLC Balance" shall have the meaning ascribed to it in Article IV of the Contract;

  "day" shall mean a period of twenty-four (24) consecutive hours beginning at 8:00 a.m. Eastern Prevailing Time. The reference date for any day shall be the calendar date upon which the twenty-four (24) hour period shall commence;

  "dekatherm" or "Dth" shall mean a heating value of 1,000,000 BTU's;

  "delivery" shall mean any gas that is delivered to ENGAGE;

  "Delivery Period" shall have the meaning ascribed to it in Article IV of the Contract;

  "Delivery Quantity" shall have the meaning ascribed to it in Article IV of the Contract;

  "Downstream Transporter" shall mean the pipeline receiving gas at a Delivery or Redelivery Point;

  "FERC" shall mean the Federal Energy Regulatory Commission or any successor to that agency;

  "firm" shall mean service not subject to curtailment or interruption except under Sections X and XII of this Schedule "B";

  "gas", unless the context otherwise requires, shall mean the methane and heavier hydrocarbons remaining in the vapor phase after the treating or processing of gas well gas or oil well gas or the combination of both:

  "interruptible service" shall mean service subject to curtailment or interruption by either Party, after notice, at any time;

  "joule" shall mean the work done when the point of application of a force of one (1) newton is displaced a distance of one (1) metre in the direction of the force. The term "Gigajoule" ("GJ") shall mean 1,000,000,000 joules;

  "month" shall mean the period beginning at 8:00 a.m. Eastern Prevailing Time on the first day of a calendar month and ending at 8:00 a.m. Eastern Prevailing Time on the first day of the following calendar month;

  "Redelivery Period" shall have the meaning ascribed to it in Article IV of this Contract;

  "Redelivery Quantity" shall have the meaning ascribed to it in Article IV of this Contract;

  "TCPL" means TransCanada Pipelines Limited;

  "Union" means Union Gas Limited;

  "Upstream Transporter" shall mean the pipeline delivering gas to the Delivery or Redelivery point.

II. QUALITY

See Article VIII of the Contract

Ill. MEASUREMENTS

See Article VIII of the Contract

IV. POINT OF DELIVERY AND POINT OF REDELIVERY

1. Unless otherwise specified in the Contract, the point or points of delivery for all gas to be covered hereunder shall be on the outlet side of the measuring stations located at or near the point or points of connection specified in the Contract, where ENGAGE takes possession of the gas. Whenever the phrase "delivery point" appears herein, it shall mean Point of Delivery as defined in this Section IV and Article IV of the Contract.

2. Unless otherwise specified in the Contract, the point or points of redelivery for all gas to be covered hereunder shall be on the outlet side of the measuring stations located at or near the point or points of connection as specified in the Contract where PGLC takes possession of the gas. Whenever the phrase "redelivery point" shall appear herein, it shall mean Point of Redelivery as defined in this Section IV and Article IV of the Contract.

V. POSSESSION OF AND RESPONSIBILITY FOR GAS

See Articles 11.04 and 11.05 of the Contract

VI. FACILITIES ON PGLC's PROPERTY

Not Applicable

VII. MEASURING EQUIPMENT

See Article VIII of the Contract

VIII. BILLING

1. Monthly Billing Date: ENGAGE shall render bills on or before the 12th day of each month for all gas delivered and/or redelivered and gas services furnished during the preceding month. Such bills may include estimated quantities, if actual quantities are unavailable in time to prepare the billing. ENGAGE shall provide, in a succeeding month's billing, an adjustment based on any difference between actual quantities and estimated quantities.

2. Right of Examination: Both ENGAGE and PGLC shall have the right to examine at any reasonable time upon prior notice the books, records and charts of the other to the extent necessary to verify the accuracy of any statement, chart or computation made under or pursuant to the provisions of the Contract.

IX. PAYMENTS

1. Monthly Payments: Except when such day is not a business day, in which case payment shall be made on the following business day, PGLC shall make payment to ENGAGE by fifteen (15) days after its receipt, which receipt may be by facsimile, of a bill from ENGAGE pursuant to Section VIII.

2. Remedies for Nonpayment: Should PGLC fail to pay all of the amount of any bill as herein provided when such amount is due, PGLC shall pay ENGAGE interest on the unpaid portion of the bill accruing at a rate equal to the prime rate of interest published under "Money Rates" by The Wall Street Journal plus two percent per annum from the date due until the date of payment. ENGAGE, in addition to any other remedy it may have under the Contract may suspend further redelivery of gas until amount is paid, provided however, that if PGLC, in good faith shall dispute the amount of any such bill or part thereof and shall pay to ENGAGE such amounts as it concedes to be correct, and at any time thereafter within two (2) Business days of a demand made by ENGAGE shall furnish good and sufficient security satisfactory to ENGAGE, guaranteeing payment to ENGAGE of the amount ultimately found due upon such bill after a final determination which may be reached either by agreement, arbitration decision or judgment of the courts, as may be the case, then ENGAGE shall not be entitled to suspend further delivery of gas because of such nonpayment unless and until default be made in the conditions of such bond or in payment for any further gas redelivered to PGLC hereunder. Notwithstanding the foregoing paragraph, this does not relieve PGLC from the obligation to continue its deliveries of gas to ENGAGE under the terms of any agreement, where PGLC has contracted to deliver specified volumes of gas to ENGAGE.

3. Billing Adjustments: If it shall be found that at any time or times PGLC has been overcharged or undercharged in any form whatsoever under the provisions of the Contract and PGLC shall have actually paid the bills containing such overcharge or undercharge, ENGAGE shall refund the amount of any such overcharge and interest shall accrue from and including the first day of such overcharge as paid to the date of refund and shall be calculated but not compounded at a rate per annum determined each day during the calculation period to be equal to the prime rate of interest published under "Money Rates" by The Wall Street Journal plus two percent, and PGLC shall pay the amount of any such undercharge, but without interest. In the event ENGAGE renders a bill to PGLC based upon measurement estimates, the required adjustment to reflect actual measurement shall be made on the bill next following the determination of such actual measurement, without any charge of interest. In the event an error is discovered in the amount billed in any statement rendered by ENGAGE, such error shall be adjusted by ENGAGE. Such overcharge, undercharge or error shall be adjusted by ENGAGE on the bill next following its determination (where the term "bill" next following shall mean a bill rendered at least fourteen (14) days after the day of its determination), provided that claim therefore shall have been made within two (2) years from the date of the incorrect billing. In the event any refund is issued with PGLC's gas bill, the aforesaid date of refund shall be deemed to be the date of the issue of invoice.

X. FORCE MAJEURE

The term "force majeure" as used herein shall mean acts of God, strikes, lockouts or any other industrial disturbance, acts of the public enemy, sabotage, wars, blockades, insurrections, riots, epidemics, landslides, lightening, earthquakes, fires, storms, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, freezing of wells (if affecting other wells in the same geographic area) or lines of pipe, inability to obtain material, supplies, permits or labor, any laws, orders, rules regulations, acts or restraints of any governmental body or authority (civil or military), any act or omission that is excused by any event or occurrence of the character herein defined as constituting force majeure, any act or omission by parties not controlled by the Party having the difficulty and any other similar cases not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome. In the event that either PGLC or ENGAGE is rendered unable, in whole or in part, by force majeure, to perform or comply with any obligation or condition of the Contract, such Party shall give notice and full particulars of such force majeure in writing delivered by hand, telegraph, telex or other direct written electronic means to the other Party as soon as possible after the occurrence of the cause relied on and subject to the provision of this Section.

Neither Party shall be entitled to the benefit of the provisions of force majeure hereunder if any or all of the following circumstances prevail: (1) the failure resulting in a condition of force majeure was caused by the negligence of the Party claiming suspension; (2) the failure was caused by the Party claiming suspension where such Party failed to remedy the condition by making all reasonable efforts (short of litigation, if such remedy would require litigation); (3) the Party claiming suspension failed to resume the performance of such condition obligations with reasonable dispatch; (4) the failure was caused by lack of funds; (5) the Party claiming suspension did not as soon as possible after determining or within a period within which it should acting reasonably have determined that the occurrence was in the nature of force majeure and would affect its ability to observe or perform any of its conditions or obligations under the Contract give to the other Party the notice required hereunder; (6) the failure was due to an interruption or curtailment of interruptible transportation by either the Upstream or Downstream Transporter, unless firm transportation by such pipeline(s) is also being interrupted or curtailed.

The Party claiming suspension shall likewise give notice as soon as possible after the force majeure condition is remedied, to the extent that the same has been remedied, and that such Party has resumed or is then in a position to resume the performance of the obligations and conditions of the Contract.

Xl. DEFAULT AND TERMINATION

In case of the breach or nonobservance or nonperformance on the part of either Party hereto of any covenant, proviso, condition, restriction or stipulation contained in the Contract (but not including herein failure to take or make delivery or redelivery in whole or in part of the gas delivered or redelivered hereunder for which a sole and exclusive remedy is provided in Article 11.11) which ought to be observed or performed by such Party and which has not been waived by the other Party, then and in every such case and as often as the same may happen, such last mentioned Party may give written notice to the Party first mentioned requiring it to remedy such default, and in the event of such first mentioned Party failing to remedy the same within a period of thirty (30) days from receipt of such notice, the other Party may, at its sole option, declare the Contract to be terminated and thereupon the Contract shall become and be terminated and be null and void for all purposes other than and except as to any liability of the first mentioned Party under the same incurred before and subsisting at the day when the Contract is declared by the other Party to be terminated as aforesaid. The right hereby conferred upon each Party shall be in addition to, and not in derogation of or in substitution for, any other right or remedy which the Parties respectively at law or in equity shall or may possess.

XII. MODIFICATION

Any modification of the terms and provisions of the Contract shall be in writing and shall be signed by all Parties to the Contract

XIII. NONWAIVER AND FUTURE DEFAULT

No waiver by either ENGAGE or PGLC of any one or more defaults by the other in the performance of any provisions of the Contract shall operate or be construed as a waiver of any future default or defaults, whether of a like or a different character.

XIV. LAWS, REGULATIONS AND ORDERS

The Contract and the respective rights and obligations of the Parties hereto are subject to all present and future valid laws, orders, rules and regulations of any competent legislative body, or duly constituted authority now or hereafter having jurisdiction and the Contract shall be varied and amended to comply with or conform to any valid order or direction of any board, tribunal or administrative agency which affects any of the provisions of the Contract.

XV. LIMITATIONS ON CLAIMS

Neither Party shall be liable for any damages for any breach of this Contract, unless a claim is presented within two (2) years after the alleged damages are discovered, but in no event after five years. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR IN THIS CONTRACT, NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES ARISING OUT OF, OR RELATED TO, A BREACH OF THIS CONTRACT.

XVI. THIRD PARTY BENEFICIARY

PGLC and ENGAGE agree that there is no third party beneficiary of this Contract and that the provisions of this Contract do not impart enforceable rights to anyone who is not a Party.

CONFIDENTIAL

Contract No.

SCHEDULE "C"

POINT OF DELIVERY

The Point of Delivery hereunder is defined as follows:

Primary:

DAWN:

At the junction of Union's and TCPL's facilities, at or adjacent to Union's Compressor Station site situated in the Northwest corner of Lot Twenty-Five (25), Concessions II, in the Township of Dawn, County of Lambton

POINT OF REDELIVERY

The Point of Redelivery hereunder is defined as follows:

Primary:

CHICAGO: PGLC Citygate

or

DAWN:

At the junction of Union's and TCPL's facilities, at or adjacent to Union's Compressor Station site situated in the Northwest corner of Lot Twenty-Five (25), Concessions II, in the Township of Dawn, County of Lambton